Exhibit 3.4

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK

CAPITAL PARK HOLDINGS CORP.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

1. Name of corporation: Capital Park Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”).

2. By resolution of the Board of Directors of the Company pursuant to the provisions in the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), this Certificate of Designation, Preferences and Rights of Series A Preferred Stock (this “Certificate of Designation”) establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series A Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be one thousand (1,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of pares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

None.

Section 3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each share of Series A Preferred Stock shall entitle the holder thereof to 50,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that such votes do not total at least 51% of all votes, then regardless of the provisions of this paragraph, in any such case, the votes cast by the holders of the Series A Preferred Stock shall be equal to 51% of all votes cast at any meeting of stockholders, or any issue put to the stockholders for voting and the Company may state that any such action was had by majority vote of all stockholders.

(b) Except as otherwise provided herein, in the Company’s Certificate of Incorporation or bylaws, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

Section 4. Conversion.

The holders of the Series A Preferred Stock shall not have any conversion rights.

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IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by the undersigned on this 10th day of April, 2019.

/s/ Eric Blue
Eric Blue, Chief Executive Officer

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